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                                                                    EXHIBIT 10.3



April 28, 2003

Michael Tivnan

Dear Mike:

         This letter is in response to your letter dated April 25, 2003 announcing your intent to retire from the Company, resigning as an Executive Officer and Director of ScanSoft, Inc. (the "Company") effective April 30, 2003.

         As a result of your resignation as an Executive Officer and Director of the Company, the Compensation Committee of the Board of Directors has approved the following separation package:

         1. You will step down as an Executive Officer and Director and will go onto in-active duty for one year.

         2. You will receive a salary of $250,000 paid over the one-year period, in semi-monthly installments.

         3.       Your effective termination date will be April 30, 2004.

         4. You will receive paid health insurance benefits for five years after your termination date. Thereafter you will be eligible to participate in COBRA.

         5. You will be able to exercise all vested stock options with an exercise price equal to or greater than $1.3438 for a period of one (1) year following termination of employment consistent with the terms of your employment agreement dated August 17, 2000. Any vested stock options with an exercise price less than $1.3438, will be exercisable for a period of thirty (30) days after termination. No additional vesting will occur after you step down as an Executive Officer and Director.

         6. You will agree to sign a non-compete agreement for a period of one-year following your termination date.

         Based on mutual agreement, after you go onto in-active duty, the company may wish to engage your services in the area of M&A project based work, as well as training of financial and operational management. If such services are engaged, a mutually agreed upon compensation will be paid, but it will not effect any other terms of this agreement.

         Upon acceptance of this agreement, the Compensation Committee of the Board of Directors has authorized this agreement to supercede all previous employment agreements. Please sign below to indicate your acceptance.

Sincerely,                                           Agreed to:

/s/ Paul Ricci                                       /s/ Michael Tivnan

Paul Ricci, CEO                                      Michael Tivnan, COO